Exhibit 99

General Electric Capital Services, Inc.

Condensed Statement of Earnings

	Three months ended March 31
(In millions, Unaudited)	2010	2009	V	%

Revenues
Revenues from services	$12,890	$14,184
Sales of goods	281	273
Total revenues	13,171	14,457	(9)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,998	6,353
Interest	3,938	5,121
Investment contracts, insurance losses and insurance
annuity benefits	787	773
Provision for losses on financing receivables	2,263	2,336
Total costs and expenses	12,986	14,583	(11)%

Earnings (loss) from continuing operations before
income taxes	185	(126)	F
Benefit for income taxes	357	1,151
Earnings from continuing operations	542	1,025	(47)%

Loss from discontinued operations, net of taxes	(387)	(4)

Net earnings	155	1,021	(85)%

Less net earnings attributable to noncontrolling interests	3	46
Net earnings attributable to GECS	$152	$975	(84)%

Amounts attributable to GECS:
Earnings from continuing operations	$539	$979	(45)%
Loss from discontinued operations, net of taxes	(387)	(4)
Net earnings attributable to GECS	$152	$975	(84)%

(1)

General Electric Capital Services, Inc.

Summary of Operating Segments (unaudited)

	Three months ended March 31
(Dollars in millions)	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,594	$5,680	(19)%
Consumer(a)	4,964	4,712	5%
Real Estate	944	975	(3)%
Energy Financial Services	791	644	23%
GE Capital Aviation Services (GECAS)(a)	1,239	1,103	12%
Total segment revenues	12,532	13,114	(4)%
GECS corporate items and eliminations	639	1,343	(52)%
Total Revenues	$13,171	$14,457	(9)%

Segment profit
CLL(a)	$232	$238	(3)%
Consumer(a)	593	737	(20)%
Real Estate	(403)	(173)	U
Energy Financial Services	153	75	F
GECAS(a)	317	261	21%
Total segment profit	892	1,138	(22)%
GECS corporate items and eliminations	(353)	(159)	U
Earnings from continuing operations attributable to GECS	539	979	(45)%
Loss from discontinued operations, net of taxes,
attributable to GECS	(387)	(4)	U
Net earnings attributable to GECS	$152	$975	(84)%

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Services, Inc.

Condensed Statement of Financial Position

	March 31,	December 31,
(Dollars in billions)	2010	2009
	(Unaudited)
Assets
Cash & marketable securities	$101.6	$116.3
Inventories	0.1	0.1
Financing receivables - net	356.2	336.9
Property, plant & equipment - net	55.9	56.7
Goodwill & intangible assets	31.7	32.4
Other assets	98.7	106.2
Assets of businesses held for sale	0.9	0.1
Assets of discontinued operations	1.0	1.5

Total assets	$646.1	$650.2

Liabilities and equity
Borrowings and bank deposits	$506.6	$500.3
Investment contracts, insurance liabilities and insurance annuity benefits	32.0	32.0
Other liabilities	35.7	43.9
Liabilities of businesses held for sale	—	0.1
Liabilities of discontinued operations	1.1	1.1
GECS shareowner's equity	68.5	70.8
Noncontrolling interests	2.2	2.0

Total liabilities and equity	$646.1	$650.2

(3)